UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under § 240.14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited Board of Directors Provides Firm Commitments for Future Treatment of Shareholders Rights Agreement

Strongly Encourages Shareholders to Vote “FOR” the Continuation of its Shareholder Rights Agreement and ALL of Genco’s Highly Qualified and Experienced Directors on the WHITE Proxy Card TODAY

Additional Information Available at www.GencoDrivesSuperiorReturns.com

NEW YORK, June 11, 2026 -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today announced that its Board of Directors made the following commitments with respect to Genco’s Shareholders Rights Agreement (the “Rights Agreement”), which was entered into in 2025 following the rapid accumulation of Genco’s stock by Diana Shipping Inc. (“Diana”):

•	The Board will regularly review the Rights Agreement and consider whether the facts and circumstances at the time merit maintaining or terminating the Rights Agreement.

•
Any extension of the Rights Agreement following shareholder approval will not extend the Rights Agreement for more than 12 months beyond its term, which is a shorter period than the three years proposed by the resolution that is up for vote at the Annual Meeting.

•	If the Rights Agreement is still in effect at the time that Genco solicits proxies for its 2027 Annual Meeting, the Board will again submit the Rights Agreement for a shareholder vote.

•
The Board remains open to meeting again with Diana if and when they submit an offer that adequately compensates Genco shareholders for the current full underlying value of our assets (NAV) and provides an appropriate control premium to NAV that reflects the value of Genco’s sizeable and industry-leading platform in a rising market.

•	The Board will continue to be open to review any offer from any party that could provide shareholders full value for their investment and a control premium.

Given voting is already under way, the Board is making these commitments rather than changing the resolution currently in front of shareholders.

The Company also issued the following statement:

The Genco Board of Directors’ commitment to strong corporate governance and shareholder engagement underpins the Board’s structure and continued actions, including the composition of its directors, the development and implementation of the Company’s successful Comprehensive Value Strategy and its approach to Diana’s hostile takeover campaign.

In that light, our Board adopted a limited-duration Shareholder Rights Agreement after considerable deliberation and out of necessity. To be clear, our Board only adopted this Rights Agreement as a last resort. It has never done so in the past, including when another competitor took a significant stake in the company.

This situation is different and unique. As we have said: there is no basis for trusting Diana and their actions forced the Board’s hand. The Board initially adopted the Rights Agreement in direct response to Diana’s rapid accumulation of Genco stock, which appears to have been improperly disclosed.1

Our Board initially designed the agreement to address the specific threat Diana posed and included provisions that are similar to agreements adopted by other public companies. The Board also modified the agreement based on shareholder feedback.

Over the past several weeks, members of Genco’s Board of Directors and management have met extensively with Genco’s shareholders, sharing their views regarding the Company, its prospects for future growth and value creation and the upcoming annual meeting. In light of those conversations and to ensure our Board is protecting the interests of all Genco shareholders, the Board has made commitments about the Rights Agreement.

As part of its campaign to take over Genco on the cheap, Diana has launched a proxy fight to take over the Genco Board and an inadequately priced tender offer. Diana has flipped-flopped on its offer – first saying that it would remain open if they lose their proxy fight and then claiming that it would review the tender offer depending on the outcome of the election. At the same time, it withdrew four of its nominees and continued its proxy fight to put two of its handpicked nominees on the Genco Board.

1 Despite Diana’s claims that it did so “in the market through brokers” on a single day, it appears their disclosure was improper. The purchase price and amount of shares Diana listed in its filing were above the publicly reported high price and volume for that day. https://www.sec.gov/Archives/edgar/data/1326200/000091957425005889/0000919574-25-005889-index.htm.

The Board strongly believes that keeping a rights agreement in place today is necessary. Without the protection of a rights agreement, Diana would have a path to take creeping control of the Company without paying a premium. In turn, this would put Genco shareholders’ investments at risk.

We strongly recommend Genco shareholders vote “FOR” the continuation of the Rights Agreement on the WHITE proxy card.

We likewise urge shareholders to vote the WHITE proxy card “FOR” the reelection of Genco’s six highly qualified directors and otherwise in line with the Board’s recommendations and “WITHHOLD” on all of Diana’s nominees and “AGAINST” Diana’s shareholder proposals. The Board also recommends that Genco shareholders reject Diana’s inadequate $24.80 tender offer by not tendering their shares.

Our Board reaffirms its unwavering commitment to act in the best interests of all Genco shareholders.

Shareholder resources regarding the Annual Meeting can be found here: www.GencoDrivesSuperiorReturns.com.

If you have any questions or require any assistance with voting your shares, please call or email Genco’s proxy solicitor:

MacKenzie Partners, Inc.
Toll Free: 800-322-2885
Email: proxy@mackenziepartners.com

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 43 vessels with an average age of 12.6 years and an aggregate capacity of approximately 4,935,000 dwt.

Forward-Looking Statements

This communication contains statements that may constitute forward-looking statements. These statements include, but are not limited to: statements related to the Company’s views and expectations regarding Diana Shipping Inc.’s unsolicited tender offer; any statements relating to the plans, strategies and objectives of management or the Company’s Board for future operations and activities; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on the Company and its financial performance; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary. In addition, the forward-looking statements included in this communication represent the Company’s views as of the date of this communication and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this communication.

Important Information for Investors and Shareholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC (available here). Any solicitation/recommendation statement filed by the Company that is required to be mailed to shareholders will be mailed to shareholders. THE COMPANY’S INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the solicitation/recommendation statement on Schedule 14D-9, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/, or by contacting Peter Allen as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Investor Contact

Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact

Leon Berman
IGB Group

(212) 477-8438
lberman@igbir.com